Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

July 3, 2024

Diana Shipping Inc.
Pendelis 16
175 64 Palaio Faliro
Athens, Greece

Re:   Diana Shipping Inc.

Ladies and Gentlemen:

We have acted as United States and Marshall Islands counsel to Diana Shipping Inc., a Marshall Islands corporation (the “Company”), in connection with the Company’s registration statement on Form F-3 (File No. 333- ) (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) and as thereafter amended or supplemented, relating to the registration for sale in one or more public offerings by the Company (the “Offerings”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of an aggregate of $500,000,000 of the Company’s securities, which may include shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), shares of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), debt securities of the Company (the “Debt Securities”), warrants to purchase the Company’s securities (the “Warrants”), rights to purchase the Company’s Preferred Stock (the “Preferred Rights”), rights to purchase the Company’s securities (the “Rights”), purchase contracts to purchase the Company’s securities (the “Purchase Contracts”) and units comprised of any of the foregoing securities (the “Units” and, together with the Common Stock, Preferred Stock, Debt Securities, Warrants, Rights, Preferred Stock Rights and Purchase Contracts, the “Securities”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the “Prospectus”); and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors or officers of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offerings have been duly authorized, executed and delivered by each of the parties thereto other than the Company; (ii) the terms of the Offerings comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith; (iii) after the issuance of the Common Stock offered pursuant to the Registration Statement, as amended or supplemented, the total number of issued Common Stock, together with the total number of Common Stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized Common Stock under the Company’s Articles of Incorporation, as amended and then in effect, and that par value of $0.01 per share has been paid for the Common Stock so issued; and (iv) after the issuance of the Preferred Stock offered pursuant to the Registration Statement, as amended or supplemented, the total number of issued Preferred Stock, together with the total number of Preferred Stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized Preferred Stock under the Company’s Articles of Incorporation, as amended and then in effect, and that par value of $0.01 per share has been paid for the Preferred Stock so issued.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1.
the Common Stock, Preferred Stock, and any Common Stock or Preferred Stock underlying the Debt Securities, Warrants, Rights, Preferred Stock Rights, Purchase Contracts or Units constituting the Securities have been duly authorized, and when issued, sold and paid for as contemplated in the Prospectus, the Common Stock and Preferred Stock will be validly issued, fully paid and non-assessable;

2.
the Debt Securities, when the applicable indenture relating to such debt securities (the “Indenture”) has been duly qualified and the Company has taken all necessary action to approve the issuance and terms of the Debt Securities and the terms of the offerings thereof and related matters and the Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, as applicable, and the other applicable agreements approved by the Company and upon payment of the consideration thereof or provided for therein, the Debt Securities will be legally issued; and

3.
the Warrants, the Rights, Preferred Stock Rights, Purchase Contracts and the Units (together, the “Subscription Securities”), when the Company has taken all necessary action to approve the issuance and terms of such Subscription Securities, the terms of the offerings and related matters and the Subscription Securities have been issued and delivered in accordance with the terms of the applicable warrant agreement, rights agreement or similar agreement approved by the Company and upon payment of the consideration therefor, if any, provided for therein and in any applicable definitive purchase, underwriting or similar agreement approved by the Company, then the Subscription Securities will be legally issued.

Furthermore, based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York, the Debt Securities issued pursuant to an indenture substantially in the form examined by us, the Warrants, the Purchase Contracts, the Rights, the Preferred Stock Rights and the Units, upon due execution and delivery as contemplated in the Prospectus or any supplement thereto, will be valid and legally binding obligations of the Company. The foregoing opinions are subject, in each case, to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors’ rights from time to time in effect and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles.

This opinion is limited to the laws of the State of New York and the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP